                                                                    Exhibit 99.1

(BW) (WA-AMAZON.COM) (AMZN) AMAZON.COM EXPECTS PRO FORMA OPERATING PROFITABILITY IN FOURTH QUARTER 2001; FOURTH QUARTER 2000 PRO FORMA OPERATING LOSS IMPROVES FROM 26 PERCENT TO 6 PERCENT OF NET SALES; ANNOUNCES RESTRUCTURING

     Business Writers

               Over 35 Percent of Customers Purchase Items from
                     Electronics, Kitchen, Tools or Toys;
                     International Sales More Than Double;
                         Gross Profit Up 155 Percent;
                       Inventory $175 Million--18 Turns

     SEATTLE, WA--Jan. 30, 2001--Amazon.com, Inc. (NASDAQ: AMZN) today announced that net sales for the fourth quarter of 2000 were $972 million, an increase of 44 percent over net sales of $676 million in the fourth quarter of 1999. The fourth quarter net sales growth reflects exceptionally strong sales in Amazon.com's international sites and its Electronics, Kitchen and Tools & Hardware stores, with Electronics being its second largest U.S. store for the year. In the quarter, over 35 percent of U.S. customers purchased items from the company's Electronics, Kitchen, Tools & Hardware or Toys & Games stores, an increase of 47 percent over the prior year, demonstrating to customers the attractiveness of the Amazon.com platform. For the year ended December 31, 2000, net sales were $2.76 billion, a 68 percent increase over 1999 net sales of $1.64 billion.

     "Over the past year, our U.S. pro forma operating loss decreased from 24 percent of net sales in the fourth quarter of 1999 to less than 2 percent in the fourth quarter of 2000," said Warren Jenson, Amazon.com chief financial officer. "While the strength of consumer spending remains uncertain, and there are no guarantees, we expect Amazon.com as a whole to reach operating profitability in the fourth quarter of this year."

     "We've evolved a great deal in five years, and in 2000 we learned a tremendous amount about the operating characteristics of our model, while improving our bottom line each quarter of the year," said Jeff Bezos, Amazon.com chief executive officer. "That learning, combined with even more hard work, positions Amazon.com to profitably serve customers better than ever."

     Gross profit for the fourth quarter of 2000 was $224 million, an increase of 155 percent over the prior year. Pro forma operating loss for the fourth quarter of 2000 was $60 million, or 6 percent of net sales, compared to a pro forma operating loss of $175 million, or 26 percent of net sales, in the fourth quarter of 1999. U.S. pro forma operating loss for the fourth quarter of 2000 was $16 million, or 2 percent of U.S. net sales. Fourth-quarter pro forma net loss was $0.25 per share, an improvement over the pro forma net loss of $0.55 per share in the prior year period. While net sales grew 44 percent for the quarter, inventory declined 21 percent from the prior year to $175 million, reflecting improvement in asset turnover.

     Fourth-quarter GAAP net loss was $545 million, or $1.53 per share, and includes charges totaling $339 million for the impairment of goodwill and equity investments. This compares to a net loss of $323 million, or $0.96 per share, in the fourth quarter of 1999.

     The company also announced a reduction in its corporate staffing and a consolidation of its distribution and customer service center network, resulting in the closure of a distribution center in McDonough, Georgia, and a customer service center in Seattle, Washington. The company's Seattle distribution center will be operated seasonally. This restructuring reduces staffing by approximately 15 percent of Amazon.com's overall workforce, or 1,300 jobs, and will result in a charge in excess of $150 million in the first half of 2001. In addition to a standard severance package, the company has established a trust fund of Amazon.com stock to be distributed to affected employees in 2003.

     A conference call to discuss fourth quarter 2000 financial results and the 2001 business outlook will be Webcast live on Tuesday, January 30, 2001, at 5:00 p.m. EST/2:00 p.m. PST. This conference call will be available at www.amazon.com/ir through March 31, 2001, and will contain forward-looking statements and other material information.

Business Outlook

     The following forward-looking statements reflect Amazon.com's expectations as of January 30, 2001. Given the potential changes in general economic conditions and consumer spending, the emerging nature of online retail, and the various other risk factors discussed below, actual results may differ materially. The company intends to continue its practice of not updating forward-looking statements until its next quarterly results announcement, other than in publicly available statements.

First Quarter 2001 Expectations

 .  Net sales are expected to grow to between $650 million and $700 million.

 . Gross margin is expected to be between 21 percent and 23 percent of net sales.

 . Pro forma operating losses are expected to decrease year over year to between 10 percent and 13 percent of net sales.

 . Cash and marketable securities are expected to be over $650 million as of March 31, 2001, which includes up to $50 million of cash outflow in connection with the restructuring.

2001 Expectations

 . Net sales are expected to increase between 20 percent and 30 percent over 2000.

 . Pro forma operating losses are expected to be between 4 percent and 7 percent of net sales for the year, with pro forma operating profitability expected in the fourth quarter.

 . Cash and marketable securities are expected to be over $900 million at December 31, 2001. Unless the company chooses to raise cash to further strengthen its balance sheet or for strategic flexibility, it has no reason to do so.

     The aforementioned forward-looking statements are inherently difficult to predict. Actual results could differ materially for a variety of reasons, including the rate of growth of the Internet and online commerce, customer spending patterns, the amount that Amazon.com invests in new business opportunities and the timing of those investments, the mix of products sold to customers, the mix of revenues derived from product sales as compared to services, risks of inventory management, the magnitude of losses arising from investments accounted for under the equity method, the degree to which the company enters into Amazon Commerce Network and other strategic transactions, fluctuations in the value of securities and noncash payments Amazon.com receives in connection with such transactions, and risks of distribution and fulfillment throughput and productivity. Other risks and uncertainties include Amazon.com's limited operating history, anticipated losses, potential fluctuations in quarterly operating results, seasonality, consumer trends, competition, distribution center expansion and reduction, adverse consequences arising from system interruptions, management of potential growth, Auctions, zShops and Marketplace services, fraud and Amazon.com Payments, new business areas, international expansion, business combinations, and strategic alliances. More information about factors that potentially could affect Amazon.com's financial results is included in Amazon.com's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and 10-K/A for the year ended December 31, 1999, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2000.

About Amazon.com

     Amazon.com (Amazon.com, Inc., and its subsidiaries) is the Internet's No. 1 retailer. Amazon.com (Nasdaq: AMZN) opened its virtual doors on the World Wide Web in July 1995 and today offers Earth's Biggest Selection, along with online auctions and free electronic greeting cards. Amazon.com seeks to be the world's most customer-centric company, where customers can find and discover anything they might want to buy online. Amazon.com lists more than 28 million unique items in categories such as electronics, kitchen products, books, music, DVDs, videos, camera and photo items, toys, software, computer and video games, tools and hardware, lawn and patio items, and wireless products. Through Amazon.com zShops, any business or individual can sell virtually anything to Amazon.com's more than 29 million cumulative customers, and with Amazon.com Payments, sellers can accept credit card transactions, avoiding the hassles of offline payments.

     Amazon.com operates four international Web sites: www.amazon.fr, www.amazon.co.uk, www.amazon.de and www.amazon.co.jp. It also operates the

Internet Movie Database (www.imdb.com), the Web's comprehensive and authoritative source of information on more than 250,000 movies and entertainment titles and 1 million cast and crew members dating from the birth of film in 1891 to 2003.

     Historical financial results of operations are preliminary and unaudited and should not be considered a complete disclosure of quarterly or annual results. Financial results are prepared in accordance with U.S. generally accepted accounting principles. Pro forma financial results exclude stock-based compensation costs, amortization of goodwill and other intangibles, impairment-related charges and other noncash investment gains and losses, net, and equity in losses of equity-method investees, net; and these results will exclude restructuring charges subsequent to 2000.

Contacts:
For investors and analysts only:             For press only:
Tim Halladay                                 Bill Curry
Investor Relations                           Public Relations
Amazon.com, Inc.                             Amazon.com, Inc.
(206) 266-2171                               (206) 266-7180
ir@amazon.com

********************************************************************************

                               AMAZON.COM, INC.
                           Statements of Operations
                     (in thousands, except per share data)
                                  (unaudited)

                                                                Three Months Ended                          Year Ended
                                                                    December 31,                            December 31,
                                                         ---------------------------------        -------------------------------
                                                            2000                 1999                2000               1999
                                                         ------------         ------------        ------------       ------------
Net sales                                                $    972,360         $    676,042       $   2,761,983       $  1,639,839
Cost of sales                                                 748,060              588,196           2,106,206          1,349,194
                                                         ------------         ------------        ------------       ------------
Gross profit                                                  224,300               87,846             655,777            290,645

Operating expenses:
    Marketing, sales and fulfillment                          186,223              179,424             594,489            413,150
    Technology and content                                     69,791               57,720             269,326            159,722
    General and administrative                                 28,232               26,051             108,962             70,144
    Stock-based compensation                                   (1,112)              14,049              24,797             30,618
    Amortization of goodwill and other intangibles             79,210               82,301             321,772            214,694
    Impairment-related and other                              184,052                2,085             200,311              8,072
                                                         ------------         ------------        ------------       ------------
            Total operating expenses                          546,396              361,630           1,519,657            896,400
                                                         ------------         ------------        ------------       ------------

Loss from operations                                         (322,096)            (273,784)           (863,880)          (605,755)

Interest income                                                10,979                8,972              40,821             45,451
Interest expense                                              (36,094)             (18,142)           (130,921)           (84,566)
Other income (expense), net                                    (5,365)                (366)            (10,058)             1,671
Non-cash investment gains and losses, net                    (155,005)                  -             (142,639)                 -
                                                         ------------         ------------        ------------       ------------
            Net interest expense and other                   (185,485)              (9,536)           (242,797)           (37,444)
                                                         ------------         ------------        ------------       ------------

Loss before equity in losses of equity-method investees      (507,581)            (283,320)         (1,106,677)          (643,199)

Equity in losses of equity-method investees, net              (37,559)             (39,893)           (304,596)           (76,769)
                                                         ------------         ------------        ------------       ------------

Net loss                                                 $   (545,140)        $   (323,213)       $ (1,411,273)      $   (719,968)
                                                         ============         ============        ============       ============

Basic and diluted loss per share                         $      (1.53)        $      (0.96)       $      (4.02)      $      (2.20)
                                                         ============         ============        ============       ============

Shares used in computation of basic
    and diluted loss per share                                355,681              338,389             350,873            326,753
                                                         ============         ============        ============       ============

Pro Forma Results

Pro forma loss from operations                           $    (59,946)        $   (175,349)       $   (317,000)      $   (352,371)
                                                         ============         ============        ============       ============

Pro forma net loss                                       $    (90,426)        $   (184,885)       $   (417,158)      $   (389,815)
                                                         ============         ============        ============       ============

Pro forma basic and diluted loss per share               $      (0.25)        $      (0.55)       $      (1.19)      $      (1.19)
                                                         ============         ============        ============       ============

Shares used in computation of pro forma basic
    and diluted loss per share                                355,681              338,389             350,873            326,753
                                                         ============         ============        ============       ============

Note: The attached "Operational Highlights" are an integral part of the press release financial statements.

                               AMAZON.COM, INC.
                                Balance Sheets
                     (in thousands, except per share data)
                                  (unaudited)

                                                                                            DECEMBER 31,       DECEMBER 31,
                                                                                                2000               1999
                                                                                            ------------       ------------
ASSETS
Current assets:
     Cash and cash equivalents                                                               $   822,435         $  133,309
     Marketable securities                                                                       278,087            572,879
     Inventories                                                                                 174,563            220,646
     Prepaid expenses and other current assets                                                    86,044             79,643
                                                                                            ------------       ------------
          Total current assets                                                                 1,361,129          1,006,477

Fixed assets, net                                                                                366,416            317,613
Goodwill, net                                                                                    158,990            534,699
Other intangibles, net                                                                            96,335            195,445
Investments in equity-method investees                                                            52,073            226,727
Other investments                                                                                 40,177            144,735
Other assets                                                                                      60,049             40,154
                                                                                            ------------       ------------
          Total assets                                                                       $ 2,135,169         $2,465,850
                                                                                            ============       ============

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
     Accounts payable                                                                        $   485,383         $  463,026
     Accrued expenses and other current liabilities                                              272,683            176,208
     Unearned revenue                                                                            131,117             54,790
     Interest payable                                                                             69,196             24,888
     Current portion of long-term debt and other                                                  16,577             14,322
                                                                                            ------------       ------------
          Total current liabilities                                                              974,956            733,234

Long-term debt                                                                                 2,127,464          1,466,338

Commitments and contingencies

Stockholders' equity (deficit):
     Preferred stock, $0.01 par value:
          Authorized shares -- 500,000
          Issued and outstanding shares -- none                                                        -                  -
     Common stock, $0.01 par value:
          Authorized shares -- 5,000,000
          Issued and outstanding shares -- 357,140 and 345,155
           shares at December 31, 2000 and December 31, 1999, respectively                         3,571              3,452
     Additional paid-in capital                                                                1,338,303          1,194,369
     Stock-based compensation                                                                    (13,448)           (47,806)
     Accumulated other comprehensive loss                                                         (2,376)            (1,709)
     Accumulated deficit                                                                      (2,293,301)          (882,028)
                                                                                            ------------       ------------
          Total stockholders' equity (deficit)                                                  (967,251)           266,278
                                                                                            ------------       ------------
               Total liabilities and stockholders' equity (deficit)                          $ 2,135,169        $ 2,465,850
                                                                                            ============       ============

Note: The attached "Operational Highlights" are an integral part of the press release financial statements.

                               AMAZON.COM, INC.
                              Segment Information
                                (in thousands)
                                  (unaudited)

                                                                   Three Months Ended December 31, 2000
                                                     ---------------------------------------------------------------
                                                       US Books,                      US Early-Stage
                                                       Music and                        Businesses
                                                       DVD/Video     International      And Other       Consolidated
                                                     ------------    -------------    --------------    ------------
Net sales                                               $ 511,671        $ 144,885         $ 315,804       $ 972,360
Gross profit (loss)                                       138,989           26,231            59,080         224,300
Segment gain (loss)                                        39,122          (43,551)          (55,517)        (59,946)
Other non-cash operating expenses                                                                           (262,150)
Net interest expense and other                                                                              (185,485)
Equity in losses of equity-method investees, net                                                             (37,559)
                                                                                                        ============
Net loss                                                                                                  $ (545,140)
                                                                                                        ------------

                                                                   Three Months Ended December 31, 1999
                                                     ---------------------------------------------------------------
                                                       US Books,                      US Early-Stage
                                                       Music and                        Businesses
                                                       DVD/Video     International      And Other       Consolidated
                                                     ------------    -------------    --------------    ------------
Net sales                                               $ 459,870         $ 70,997         $ 145,175       $ 676,042
Gross profit (loss)                                        77,825           14,847            (4,826)         87,846
Segment gain (loss)                                       (16,627)         (30,798)         (127,924)       (175,349)
Other non-cash operating expenses                                                                            (98,435)
Net interest expense and other                                                                                (9,536)
Equity in losses of equity-method investees, net                                                             (39,893)
                                                                                                        ============
Net loss                                                                                                  $ (323,213)
                                                                                                        ------------

                                                                       Year Ended December 31, 2000
                                                     ---------------------------------------------------------------
                                                       US Books,                      US Early-Stage
                                                       Music and                        Businesses
                                                       DVD/Video     International      And Other       Consolidated
                                                     ------------    -------------    --------------    ------------
Net sales                                               $ 1,698,266      $ 381,075        $ 682,642     $ 2,761,983
Gross profit (loss)                                         417,452         77,436          160,889         655,777
Segment gain (loss)                                          71,441       (145,070)        (243,371)       (317,000)
Other non-cash operating expenses                                                                          (546,880)
Net interest expense and other                                                                             (242,797)
Equity in losses of equity-method investees ,net                                                           (304,596)
                                                                                                        ============
Net loss                                                                                               $ (1,411,273)
                                                                                                        ------------


                                                                   Three Months Ended December 31, 1999
                                                     ---------------------------------------------------------------
                                                       US Books,                      US Early-Stage
                                                       Music and                        Businesses
                                                       DVD/Video     International      And Other       Consolidated
                                                     ------------    -------------    --------------    ------------
Net sales                                             $ 1,308,292        $ 167,743         $ 163,804     $ 1,639,839
Gross profit (loss)                                       262,871           35,575            (7,801)        290,645
Segment gain (loss)                                       (31,000)         (79,223)         (242,148)       (352,371)
Other non-cash operating expenses                                                                           (253,384)
Net interest expense and other                                                                               (37,444)
Equity in losses of equity-method investees, net                                                             (76,769)
                                                                                                        ============
Net loss                                                                                                  $ (719,968)
                                                                                                        ------------

Note: The attached "Operational Highlights" are an integral part of the press release financial statements.

                               AMAZON.COM, INC.
                           Statements of Cash Flows
                                (in thousands)
                                  (unaudited)

                                                            THREE MONTHS ENDED DECEMBER 31,              YEAR ENDED DECEMBER 31,
                                                            -------------------------------          ------------------------------
                                                              2000                  1999                 2000              1999
                                                            ---------             ---------          -----------        -----------
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD              $ 647,048             $  73,543          $   133,309        $    71,583
OPERATING ACTIVITIES:
Net loss                                                     (545,140)             (323,213)          (1,411,273)          (719,968)
Adjustments to reconcile net loss to net cash
 provided by (used in) operating activities:
  Depreciation of fixed assets                                 22,741                13,871               84,460             36,806
  Amortization of deferred stock-based compensation            (1,112)               14,049               24,797             30,618
  Equity in losses of equity-method investees, net             37,559                39,893              304,596             76,769
  Amortization of goodwill and other intangibles               79,210                82,301              321,772            214,694
  Impairment-related and other costs                          184,052                 2,085              200,311              8,072
  Amortization of previously unearned revenue                 (42,653)               (5,837)            (108,211)            (5,837)
  Loss (gain) on sale of marketable securities                  3,877                 2,602                 (280)             8,688
  Non-cash investment gains and losses, net                   155,005                     -              142,639                  -
  Non-cash interest expense and other                           6,450                 3,055               24,766             29,171
Changes in operating assets and liabilities:
  Inventories                                                 (10,683)              (82,777)              46,083           (172,069)
  Prepaid expenses and other current assets                     3,412               (22,242)              (8,585)           (54,927)
  Accounts payable                                            180,674               208,395               22,357            330,166
  Accrued expenses and other current liabilities              113,374                78,256               93,967             95,839
  Unearned revenue                                             31,727                 6,225               97,818              6,225
  Interest payable                                             29,160                14,843               34,341             24,878
                                                            ---------             ---------          -----------        -----------
Net cash provided by (used in) operating activities           247,653                31,506             (130,442)           (90,875)

INVESTING ACTIVITIES:
Sales and maturities of marketable securities                  23,811               403,728              545,724          2,064,101
Purchases of marketable securities                            (88,715)             (150,114)            (184,455)        (2,359,398)
Purchases of fixed assets                                     (37,331)             (105,196)            (134,758)          (287,055)
Investments in equity-method investees and
 other investments                                               (691)             (146,754)             (62,533)          (369,607)
                                                            ---------             ---------          -----------        -----------
    Net cash provided by (used in) investing activities      (102,926)                1,664              163,978           (951,959)

FINANCING ACTIVITIES:
Proceeds from exercise of stock options                         4,980                27,539               44,697             64,469
Proceeds from long-term debt                                        -                 3,000              681,499          1,263,639
Repayment of long-term debt                                    (3,930)               (4,176)             (16,927)          (188,886)
Financing costs                                                     -                     -              (16,122)           (35,151)
                                                            ---------             ---------          -----------        -----------
    Net cash provided by financing activities                   1,050                26,363              693,147          1,104,071
Effect of exchange rate changes on cash and
 cash equivalents                                              29,610                   233              (37,557)               489
                                                            ---------             ---------          -----------        -----------
Net increase in cash and cash equivalents                     175,387                59,766              689,126             61,726
                                                            ---------             ---------          -----------        -----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                  $ 822,435             $ 133,309          $   822,435        $   133,309
                                                            =========             =========          ===========        ===========

SUPPLEMENTAL CASH FLOW INFORMATION:
Fixed assets acquired under capital leases                  $     113             $       -          $     4,459        $    25,850
Fixed assets acquired under financing agreements                    -                     -                4,844              5,608
Stock issued in connection with business acquisitions               -               139,066               32,130            774,409
Equity securities received for commercial service
 agreements                                                         -                54,402              106,848             54,402
Cash paid for interest                                          8,456                 3,299               92,253             59,688

Note: The attached "Operational Highlights" are an integral part of the press release financial statements.

                               AMAZON.COM, INC.
                  SUPPLEMENTAL FINANCIAL AND BUSINESS METRICS
                              FOURTH QUARTER 2000


                                                            ------------------------------------------------------------------------
                                                                                                                      Year-Over-Year
                                                               Q4 99       Q1 00      Q2 00       Q3 00       Q4 00       Growth %
                                                            ------------------------------------------------------------------------
                                                            ------------------------------------------------------------------------
Results of Operations
Net sales (MM)                                                $   676     $   574    $   578     $   638     $   972         44%

Gross profit (MM)                                             $    88     $   128    $   136     $   167     $   224        155%

Trailing twelve months net sales per active customer          $   113     $   117    $   125     $   130     $   134         19%

U.S. Customers purchasing from non-Books,
  Music and Video/DVD (BMV) stores                                 24%         11%        13%         14%         36%       N/A

Cost per new customer                                         $    19     $    13    $    17     $    15     $    13        (32)%

Fulfillment costs as a % of net sales                              16%         17%        15%         15%         13%       N/A

Pro-forma operating loss (MM)                                 $   175     $    99    $    89     $    68     $    60        (66)%
Pro-forma operating loss as a % of net sales                      (26)%       (17)%      (15)%       (11)%        (6)%      N/A

U.S. BMV pro-forma operating profit (loss) as a % of
  BMV net sales                                                    (4)%        (1)%        3%          6%          8%       N/A

U.S. pro-forma operating profit (loss) as a % of net sales        (24)%       (14)%      (11)%        (5)%        (2)%      N/A

Customer Data

New customers (MM)                                                3.8         3.1        2.5         2.9         4.1          8%

Trailing twelve months active customers (MM)                     14.1        15.9       17.0        18.2        19.8         40%

New customers -- international (MM)                               0.6         0.6        0.6         0.9         1.1         83%
Cumulative customers -- international (MM)                        1.8         2.4        3.0         3.9         5.0        178%

Balance Sheet

Cash and marketable securities (MM)                           $   706     $ 1,009    $   908     $   900     $ 1,101        N/A
Cash generated by (used in) operations (MM)                   $    32     $  (320)   $   (54)    $    (4)    $   248        N/A

Inventory, net (MM)                                           $   221     $   172    $   172     $   164     $   175        (21)%
Inventory turnover -- annualized                                   14           9         10          11          18        N/A
                                                            ------------------------------------------------------------------------

                               AMAZON.COM, INC.
                            OPERATIONAL HIGHLIGHTS
                              FOURTH QUARTER 2000


OPERATIONS

     Sales

     Net sales includes the selling price of products sold by us, less returns and promotional gift certificates, and also includes outbound shipping charges charged to our customers. Orders from repeat customers represented 75 percent of total orders in the quarter ended December 31, 2000, up from 73 percent the previous year. Net product sales, including shipping, Auctions, zShops and Marketplace, were approximately $900 million and $669 million for the fourth quarter of 2000 and 1999, respectively. Shipping revenue was approximately $112 million and $93 million for the fourth quarter of 2000 and 1999, respectively.

     Net sales also includes service revenues earned in connection with our strategic relationships with selected companies of approximately $73 million and $7 million in the fourth quarter of 2000 and 1999, respectively. The percentage of cash-based service revenue was approximately 69 percent in the fourth quarter of 2000, of which $9 million was associated with the sale of inventory to Toysrus.com during the fourth quarter of 2000 at our cost, which did not exceed market.

     Sales to customers outside the U.S., including export sales from Amazon.com and sales from Amazon.co.uk, Amazon.de, Amazon.fr, and Amazon.co.jp represented approximately 21 percent and 19 percent of net sales for the quarter ended December 2000 and 1999 respectively.

     Gross Profit

     Gross profit consists of net sales less the cost of sales, which consists of the cost of merchandise sold to customers, shipping costs, packaging supplies and costs associated with the service revenue. Gross profit from service revenue earned from our strategic relationships with selected companies was approximately $39 million and $7 million in the fourth quarter of 2000 and 1999, respectively. Gross profit from product sales, including shipping, Auctions, zShops and Marketplace, was approximately $186 million for the fourth quarter of 2000 and $81 million for the fourth quarter of 1999. Gross loss from shipping was approximately $17 million and $5 million in the fourth quarter of 2000 and 1999, respectively.

     Marketing, Sales and Fulfillment

     Marketing, sales and fulfillment expenses consist of advertising, promotional and public relations expenditures, credit card fees and payroll-related expenses for personnel engaged in marketing, selling and fulfillment activities. Fulfillment costs represent costs incurred in operating and staffing distribution and customer service centers (including costs attributable to receiving, inspecting and warehousing inventories; picking, packing and preparing customers' orders for shipment; and responding to inquiries from customers) and credit card fees. Fulfillment costs amounted to approximately $131 million, or 13 percent of net sales and 15 percent of product sales, in the fourth quarter of 2000, and $107 million, or 16 percent of net sales and product sales, for the fourth quarter of 1999. Fulfillment-related costs associated with our strategic relationship with Toysrus.com are included within gross profit.

     Technology and Content

     Technology and content expenses consist principally of payroll and related expenses for development, editorial, systems and telecommunications operations personnel and consultants; systems and telecommunications infrastructure; and costs of acquired content, including freelance reviews. Fourth quarter 2000 technology and content expenses increased 21 percent over the prior year.

     General and Administrative

     General and administrative expenses consist of payroll and related expenses for executive, finance and administrative personnel, recruiting, professional fees and other general corporate expenses.

     Stock-Based Compensation

     Stock-based compensation is comprised of the portion of acquisition-related consideration that is conditioned on the continued tenure of key employees of acquired businesses and stock-based charges for certain other compensation and severance arrangements. In the fourth quarter of 2000, due to the decline in the value of Amazon.com's publicly traded common stock, as required under U.S. generally accepted accounting principles, the company reversed a previously accrued expense in connection with certain stock options under a severance agreement. Stock-based compensation is excluded from pro forma operating results.

     Impairment-Related and Other

     The company records impairment losses on goodwill and other intangible assets when events and circumstances indicate that such assets might be impaired and the estimated fair value of the asset is less than its recorded amount. Goodwill is viewed in two separate categories: enterprise-level and

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

business-unit level. Enterprise-level goodwill results from purchase acquisitions of businesses that have been fully integrated into the company's operations and no longer exist as a discrete business unit. Business-unit goodwill and other intangibles result from purchase business combinations where the acquired operations have been managed as a separate business unit and not fully absorbed into the company. Enterprise-level goodwill is evaluated using the market-value method, which compares the company's net book value to the value indicated by the market price of the company's equity securities; if the net book value were to exceed the company's market capitalization, the excess carrying amount of goodwill would be written off. Measurement of fair value for business-unit goodwill as well as other intangibles is based on discounted cash-flow analysis. During the quarter ended December 31, 2000, conditions were identified by the company which necessitated an impairment assessment for goodwill and other intangibles. The results of the discounted cash flow analyses performed on the business-unit goodwill and other intangibles recorded in connection with certain of the company's acquisitions necessitated an impairment charge of approximately $184 million to reduce the goodwill and other intangibles to its recoverable amount. No impairments of enterprise-wide goodwill were identified. Impairment-related and other for the year ended December 31, 2000, also includes a third-quarter charge of approximately $11 million related to the loss on retirement of certain fixed assets to be disposed of. Impairment-related and other is excluded from pro forma operating results.

     Other Income (Expense)

     Other income (expense), net primarily consists of net realized gains and losses on sales of marketable securities and other investments, and net foreign exchange transaction gains and losses.

     Noncash Investment Gains and Losses

     Noncash investment gains and losses for the quarter ended December 31, 2000, includes other-than-temporary impairment losses totaling approximately $155 million to record certain of the company's investments at their fair values. Noncash investment gains and losses, net for the year ended December 31, 2000, includes the following items: a gain of approximately $40 million related to the acquisition of HomeGrocer.com, Inc., previously one of the company's equity-method investees, by Webvan Group, Inc.; a gain of approximately $20 million representing the previously unearned revenue recognized upon the termination of the company's commercial agreement with living.com, which filed for bankruptcy during the quarter ended September 30, 2000; a loss of approximately $14 million, representing the company's investment in living.com at the time of its bankruptcy; and other-than-temporary impairment losses totaling approximately $34 million and $155 million in the quarters ending September 30 and December 31, 2000, to record certain of the company's investments at their fair values. Noncash investment gains and losses are excluded from pro forma operating results.

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

     Equity in Losses of Equity-Method Investees

     Equity in losses of equity-method investees, net represents the company's share of income and losses of companies in which it has investments that give it the ability to exercise significant influence, but not control, over an investee. Most of the companies in which the company has invested to date are in the early stage of their operations and are incurring net losses. Equity in losses of equity-method investees are excluded from pro forma operating results.

     Pro Forma Operating Results

     Pro forma results for the quarter and year ended December 31, 2000 and 1999 are presented for informational purposes only and are not prepared in accordance with U.S. generally accepted accounting principles. These results present the operating results of Amazon.com, excluding net amounts of approximately $455 million and $138 million for the fourth quarter, and $994 million and $330 million for the years ended December 31, 2000 and 1999, respectively, related to stock-based compensation; amortization of goodwill and other intangibles; impairment-related and other; noncash investment gains and losses, net; and equity in losses of equity-method investees, net.

     Loss Per Share

     The number of shares used in calculating loss per share for the fourth quarter and year 2000 does not include the weighted average number of outstanding shares subject to repurchase. The effect of stock options is antidilutive and accordingly excluded from diluted loss per share. If the effect of stock options was included, the number of shares used in computation of basic and diluted loss per share would have been approximately 379 million for the fourth quarter of 2000.


FINANCIAL CONDITION

     Cash and Cash Equivalents

     The company classifies all highly liquid investments with an original maturity of three months or less as cash equivalents.

     Marketable Securities

     Marketable securities are available for sale, stated at fair value, and consist primarily of A-rated or higher short-to intermediate-term fixed income securities, as well as equity securities. Equity securities valued at approximately $36 million are included within marketable securities at December 31, 2000.

     Accounts Payable

     Accounts payable days as of the end of the fourth quarter of 2000 were approximately 60 days, a decrease of approximately 12 days from the end of the fourth quarter of 1999.

CERTAIN DEFINITIONS

     Trailing 12-month sales per active customer figures include revenue recorded from service revenue earned from our strategic relationships with selected companies and exclude catalog sales and sales of inventory to Toysrus.com.

     The Electronics store includes Amazon.com Electronics, Computer & Video Games, Wireless Products and Software. The Tools store includes Amazon.com Tools & Hardware and Lawn & Patio.

     Customer accounts exclude the businesses of our strategic relationships with selected companies and Amazon.com's catalog businesses, but include Toysrus.com customers and users of Amazon Auctions, zShops and Marketplace services.

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